Exhibit 10.1
[Description of Mr. Talwalkar’s relocation benefits]
Through May 23, 2008, LSI will provide Mr. Talwalkar with:

•	A $5,000 per month housing allowance.

and

•	Reimbursement of his reasonable and documented closing costs (including the reasonable cost of a broker’s commission) associated with any sale of his home in Oregon and/or purchase of a home in the San Jose, California area, provided that he complies with LSI’s then existing relocation policy, if applicable, and provided that he uses a third party reasonably satisfactory to LSI to handle such sale. LSI will also pay Mr. Talwalkar’s reasonable costs associated with moving his household goods and personal items.
LSI will also make additional payments to him sufficient to pay any federal and state income and employment taxes due as a result of the housing allowance and relocation payments and the additional payments on account of taxes.